Exhibit 10.1

EXECUTION COPY

PLAN SUPPORT AGREEMENT

PLAN SUPPORT AGREEMENT (this “Plan Support Agreement”), dated as of September 22, 2010, by and among (i) Blockbuster Inc., a Delaware corporation (“BBI”), on behalf of itself and each of its United States domestic subsidiaries (collectively, the “Company”) that are guarantors to the Indenture (as defined below); and (ii) the undersigned, each as a beneficial owner (or advisor, nominee or investment manager for beneficial owner(s), the “Consenting Noteholders”) of those 11.75% Senior Secured Notes due 2014 (the “Senior Secured Notes”) issued by BBI pursuant to that certain indenture dated as of October 1, 2009 among BBI, as Issuer, the Subsidiary Guarantors party thereto, and U.S. Bank, National Association as trustee (the “Trustee”), (as amended and supplemented, the “Indenture”). The Consenting Noteholders, the Company and each other person that becomes a party hereto in accordance with the terms hereof shall be referred to herein individually as a “Party” and, collectively, as the “Parties”.

W H E R E A S :

A. Prior to the date hereof, representatives of the Company and the members of the steering committee representing the Consenting Noteholders (the “Steering Committee”) have discussed consummating a financial restructuring of the Company’s indebtedness and other obligations (the “Restructuring”) on terms consistent with those set forth in this Plan Support Agreement and the accompanying Plan Term Sheet (as defined below), which is attached hereto as Exhibit A and incorporated herein by reference and made part of this Plan Support Agreement.

B. It is anticipated that the Restructuring will be implemented through a solicitation of votes (the “Solicitation”) for a chapter 11 plan of reorganization of the Company, pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code (as defined below), which chapter 11 plan shall contain the terms and conditions set forth in the Plan Term Sheet.

C. This Plan Support Agreement and the Plan Term Sheet set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring. In the event the terms and conditions as set forth in the Plan Term Sheet and this Plan Support Agreement are inconsistent, the terms and conditions contained in the Plan Term Sheet shall control.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise) of such Person.

“Affiliated Transferee” means with respect to each Consenting Noteholder, any entity that, as of the date a Consenting Noteholder becomes a Party to this Plan Support Agreement, is an Affiliate of such Consenting Noteholder and, as of the date of any transfer of such Consenting Noteholder’s Senior Secured Noteholder Claim(s) to such Affiliate, continues to be an Affiliate of that Consenting Noteholder.

“Agreed Corporate Governance Provisions” shall have the meaning ascribed to such term in the Plan Term Sheet attached hereto at Exhibit A.

“Agreed Stockholder Rights” shall have the meaning ascribed to such term in the Plan Term Sheet attached hereto at Exhibit A.

“Alternative Cash Transaction” means a bona fide, fully financed offer to purchase the Company or its assets (with no diligence out) for an amount in cash equal to a distribution of 75% or more of the principal amount of the Senior Secured Notes after payment of all amounts outstanding under the DIP Credit Agreement.

“Automatic Stay” has the meaning set forth in Section 5 hereof.

“Backstop Lenders” means each of the Consenting Noteholders that are signatories to that certain commitment letter, agreed to and accepted by the Company on September 22, 2010 with respect to the DIP Credit Agreement.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“BBI” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Business Plan” means the Debtors’ business strategy and objectives during the Chapter 11 Cases and after the reorganization of the Debtors, including, but not limited to, means of implementation and forecasts with respect to its future operations, including, the retail business and locations, supplier arrangements, the vending business, the by-mail business, the digital business and such other businesses as the Debtors may be engaged.

“Chapter 11 Cases” means the voluntary cases to be commenced by the Company pursuant to chapter 11 of the Bankruptcy Code.

“Commencement Date” means the date the Chapter 11 Cases of the Company are commenced, a date which shall be no later than September 22, 2010, unless such date is extended by written agreement of a Supermajority of Consenting Noteholders.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 6 hereof.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan, including all exhibits, schedules, appendices and related documents, each in form and substance acceptable to a Supermajority of Consenting Noteholders.

“Consenting Noteholders” has the meaning set forth in the preamble hereof; and any holder of Senior Secured Notes who takes the actions required of a transferee in accordance with Section 7 hereof.

“Corporate Governance Documents” means the following corporate governance documents, as applicable: (i) the articles or certificates of incorporation or certificate of formation, (ii) the by-laws, (iii) any shareholder agreement, limited liability company operating agreements or partnership agreements, and (iv) any registration rights agreement.

“Critical Vendor Order” means an order by the Bankruptcy Court authorizing the Debtors to make certain payments on account of prepetition obligations to each of the following movie studios: Sony Pictures Home Entertainment Inc., Warner Bros. Home Entertainment Inc., Twentieth Century Fox or any affiliate of the foregoing, on terms acceptable to the Debtors and a Supermajority of Consenting Noteholders.

“Debtors” means, individually or collectively, BBI and each of its United States domestic subsidiaries which commence a Chapter 11 Case under the Bankruptcy Code.

“DIP Credit Agreement” means that certain debtor-in-possession credit agreement providing a senior secured, super-priority debtor-in-possession revolving credit financing in the aggregate principal amount of $125,000,000 to the Debtors, which shall be entered into by and between the Debtors and the Consenting Noteholders, in their capacity as lenders thereunder.

“DIP Order” means the Interim Order, and/or Final Order authorizing the Debtors to execute, deliver and perform their obligations under the DIP Credit Agreement.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be in form and substance acceptable to a Supermajority of Consenting Noteholders.

“Disinterested Consenting Noteholder” means a Consenting Noteholder, which at the time of any action, consent or approval by, or determination of, the Supermajority of Consenting Noteholders, does not own (directly or indirectly), and none of whose controlled Affiliates own (directly or indirectly), any securities of the Company other than the Senior Secured Notes and Roll-Up Notes (as defined in the DIP Order).

“Effective Date” means the date on which the Plan becomes effective.

“Final Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing or such other proceedings as approved by the Bankruptcy Court which order shall be acceptable in form and substance to a Supermajority of Consenting Noteholders and which has not been reversed, vacated, rescinded or stayed, together with all extensions, modifications and amendments thereto, in form and substance acceptable to a Supermajority of Consenting Noteholders, which, among other matters but not by way of limitation, authorizes the Debtors to execute, deliver and perform their obligations under the DIP Credit Agreement.

“Icahn” means Icahn Capital LP.

“Indenture” has the meaning set forth in the preamble hereof.

“Interim Order” means the order of the Bankruptcy Court, which shall be acceptable in form and substance to a Supermajority of Consenting Noteholders, entered in the Chapter 11 Case after an interim hearing, which, among other matters but not by way of limitation, authorizes the Debtors to, on an interim basis, execute, deliver and perform their obligations under the DIP Credit Agreement.

“Material Contract” means, whether entered into prior to or after the Commencement Date, (a) any output (that is, relating to more than five titles) revenue sharing or copy depth contract, agreement or arrangement between the Company or any of its Affiliates (including, domestic and international) and a Studio which, in the aggregate with all such contracts, agreement or arrangements with such Studio or any of its Affiliates, has resulted or, under the terms of such contract, agreement or arrangement, may reasonably be expected to result in aggregate gross payments by the Company and its affiliates of more than $10,000,000 in any calendar year, (b) any contract, agreement or arrangement between the Company or any of its Affiliates and NCR Corporation or any Affiliate thereof directly or indirectly relating to the provision, licensing, use, supply or maintenance of kiosks for the sale or rental of movies or other video programming (in whatever format provided), including any intellectual property relating thereto, and (c) any contract, agreement or arrangement between the Company or any of its Affiliates and Comcast Corporation or any Affiliate thereof directly or indirectly relating to (i) the rental or sale by mail (or similar means) of movies or other video programming (in whatever form provided, including but not limited to the DVDs-By-Mail co-branded subscription mailing service), (ii) shared website hosting, or (iii) the retail promotion of Comcast services in BBI retail stores, including any intellectual property relating thereto.

“Monarch” means Monarch Alternative Capital LP.

“New Board” means the initial board of directors for reorganized BBI as selected in accordance with the terms of the Plan Term Sheet.

“Noteholder Termination Event” has the meaning set forth in Section 5 hereof.

“Outside Date” means April 30, 2011, unless such date is extended by written agreement of each of the Consenting Noteholders.

“Owl Creek” means Owl Creek Asset Management, LP.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plan” means the plan of reorganization in respect of the Companies’ Chapter 11 Cases, which contains all of the terms and conditions set forth in the Plan Term Sheet and is in form and substance acceptable to a Supermajority of Consenting Noteholders.

“Plan Documents” means the Plan, the Disclosure Statement, the Ballots, the Solicitation Materials, the Confirmation Order, and any other documents or agreements filed with the Bankruptcy Court by the Company or at the Company’s direction relating to or in connection with the foregoing, including any motions, proposed orders, notices, appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including, but not limited to, the following: (a) any term sheet for the proposed exit financing facility, including all of the documentation in connection with the exit credit facility; (b) any operative documents for any proposed exit financing facility or other secured or unsecured obligations created or assumed by the Debtors or Reorganized Debtors under or in connection with the Plan; (c) any documents disclosing the identity of the members of the board of directors or board of managers of any of the Reorganized Debtors and the nature of and compensation for any “insider” under the Bankruptcy Code who is proposed to be employed or retained by any of the reorganized debtors; (d) any list of executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected; (e) any Material Contract or any amendment or modification to any Material Contract which the Debtors seek to enter into during the pendency of the Chapter 11 Cases; (f) a list of any retained causes of action; (g) the articles of incorporation, certificates of formation, bylaws, limited liability company agreements or partnership agreements for the Reorganized Debtors; (h) any shareholders’ agreement or limited liability company operating agreements; (i) any registration rights agreement; (j) any management, director or employee incentive or compensation plan, including any Long Term Incentive Plan.

“Plan Support Agreement” has the meaning set forth in the preamble hereof.

“Plan Term Sheet” means that certain term sheet containing material terms and provisions that are to be incorporated into the Plan, a copy of which is attached hereto as Exhibit A, and incorporated by reference and made a part of this Plan Support Agreement, as the same may be modified, amended or changed from time to time by a Supermajority of Consenting Noteholders.

“Potential Investor” has the meaning set forth in Section 28 hereof.

“Reorganized Debtors” means, collectively, each of the Debtors or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date.

“Restructuring” has the meaning set forth in clause A of the recitals hereto.

“Senior Secured Noteholder Claims” means all claims arising under or relating to the Senior Secured Notes, the Indenture and the Collateral Documents (as defined in the Indenture), and all agreements and instruments relating to the foregoing (including, but not limited to, any guarantees with respect thereto), that remain unpaid and outstanding as of the Effective Date.

“Senior Secured Notes” has the meaning set forth in the preamble hereof.

“Solicitation” has the meaning set forth in clause B of the recitals hereto.

“Solicitation Materials” means the Disclosure Statement, the Ballots and other solicitation materials in respect of the Plan as may be approved by the Bankruptcy Court pursuant to section 1126(b) of the Bankruptcy Code.

“Steering Committee” has the meaning set forth in clause A of the recitals hereto.

“Stonehill” means Stonehill Capital Management LLC.

“Studios” means Sony Pictures Home Entertainment Inc., Universal Studios Home Entertainment LLC, Warner Bros. Home Entertainment Inc., Twentieth Century Fox, Paramount, Buena Vista Home Entertainment, Inc. (Disney), Video Products Distributors, Inc., Summit Entertainment or any Affiliate of any of the foregoing.

“Superior Transaction” has the meaning set forth in Section 28 hereof.

“Supermajority of Consenting Noteholders” means Consenting Noteholders holding at least 75% of the aggregate principal amount of the Senior Secured Notes held by all of the Consenting Noteholders; provided, that in determining the Supermajority of Consenting Noteholders, the Senior Secured Notes of any Consenting Noteholder which does not certify to Sidley Austin LLP at such time that it is a Disinterested Consenting Noteholder shall be ignored. For the avoidance of doubt, the calculation of the Supermajority of Consenting Noteholders is calculated without taking into account the roll-up transaction as described in the DIP Order).

“Termination Date” has the meaning set forth in Section 5 hereof.

“Transfer” has the meaning set forth in Section 7 hereof.

“Trustee” has the meaning set forth in the preamble hereof.

“Värde” means Värde Partners, Inc.

2. Consenting Noteholders’ Consent. For purposes of this Plan Support Agreement, the Plan Term Sheet or any Plan Document, unless otherwise specified, where this Plan Support Agreement, the Plan Term Sheet or any Plan Document provides for the action, consent or approval of the Consenting Noteholders collectively, such action, consent, or approval shall be upon the agreement of a Supermajority of Consenting Noteholders in their respective sole discretion.

3. Commitment of Consenting Noteholders. Subject to the (i) terms and conditions of this Plan Support Agreement, (ii) the terms and conditions set forth in the Plan Term Sheet, and (iii) the terms and conditions of the documents evidencing the DIP Loans (as defined in the Interim Order), Interim Order and Final Order (as applicable) each Consenting Noteholder (severally and not jointly) agrees that:

(a)	so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, it shall vote all Senior Secured Noteholder Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Solicitation Materials, and timely return a duly-executed Ballot in connection therewith; provided, however, no Consenting Noteholder shall be obligated to vote in favor of the Plan (and their respective treatment thereunder), and each Consenting Noteholder may, acting individually, withdraw or revoke its tender, consent or vote with respect to the Plan, upon the termination of this Plan Support Agreement in accordance with the terms hereof;

(b)	following the commencement of the Chapter 11 Cases and unless the Plan Support Agreement is terminated in whole or with respect to such Person, it shall not: (i) engage in any legal proceeding to object to, or interfere with, acceptance or implementation of the Restructuring in accordance with the Plan; (ii) seek, solicit, support or encourage any plan of reorganization or liquidation other than the Plan or an Alternative Cash Transaction; (iii) pursue or initiate or have initiated on its behalf, any litigation or proceeding of any kind to foreclose on any collateral under the Senior Secured Notes or the Indenture, as applicable; or (iv) encourage any person or entity, including, without limitation, the Trustee, to undertake any action set forth in clause (i) or (ii) herein; and

(c)	it shall not effectuate any Transfer in contravention of the provisions set forth in Section 7 hereof.

Nothing in this Plan Support Agreement shall, or shall be deemed to, prohibit any Party or its affiliates, or their respective officers or representatives, from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases if such appearance and the positions advocated in connection therewith: (i) are not inconsistent with this Plan Support Agreement and the Plan; or (ii) are for the purposes of contesting whether any matter, fact or thing, is a breach of, or inconsistent with, the Plan Support Agreement or the Plan. Notwithstanding anything contained in this Plan Support Agreement, neither a vote to accept the Plan by a Consenting Noteholder, nor the acceptance of the Plan by any class of creditors, shall or shall in any way be deemed to, impair, prohibit, limit, restrict or waive the right, power, privilege or ability of a Consenting Noteholder to assert, raise or prosecute any, objection not prohibited under subsections (b) above. Notwithstanding anything to the contrary herein, this Plan Support Agreement shall not, and shall not be deemed to, impair, prohibit, limit or restrict, any Party or its affiliates, or their respective officers or representatives, from:

(a)	engaging in discussions (or asserting any position of any kind or character in such discussions) with any person, including third party investors or other financing sources, with whom the Company has previously entered into a confidentiality agreement;

(b)	engaging in discussions (or asserting any position of any kind or character in such discussions) with or among, any or all of: the Company, its officers, representatives or advisors, the Consenting Noteholders or their affiliates, or their respective officers, representatives or advisors;

(c)	making or withholding any vote, approval, decision, election, determination or other choice, including without limitation, those permitted or contemplated by the Plan Support Agreement or the documents for, reflecting or relating to, any of: the DIP Loans , the Interim Order or the Final Order (and any documents related to any of the foregoing) (other than its obligation to vote in accordance with Section 3(a) above);

(d)	exercising or asserting through litigation or otherwise. any right, power or privilege under, or term or provision of (including any dispute regarding the extent, terms, enforceability or meaning of any such right, term or provision) this Plan Support Agreement or the documents for, reflecting, or relating to, any of: the DIP Loans, the Interim Order or the Final Order (and any documents related to any of the foregoing); or

(e)	participating in, commencing or joining, any litigation in the Debtors’ Chapter 11 Cases, including with respect to objecting to management incentive plans, specific asset sales or liquidations, or professional fee requests (so long as such litigation is not inconsistent with this Plan Support Agreement and the Plan Term Sheet), or any discussion with respect to any of the foregoing.

4. Commitment of the Company. Subject to Section 27, the Company agrees to use its best efforts to (i) support and complete the Restructuring and all transactions contemplated under the Plan, (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Plan, (iii) complete the Restructuring and all transactions contemplated under the Plan within the time-frame outlined herein, including, without limitation, by filing the Plan and Disclosure Statement with the Bankruptcy Court no later than sixty (60) days after the Commencement Date and taking all steps which are required to obtain the Confirmation Order on or before March 15, 2011 and achieving the Effective Date prior to the Outside Date, (iv) obtain any and all required regulatory and/or third-party approvals for the Restructuring, and (v) take no actions inconsistent with this Plan Support Agreement, the Plan Term Sheet, or the expeditious confirmation and consummation of the Plan.

5. Termination by Consenting Noteholders.

5.1 This Plan Support Agreement shall terminate automatically upon the occurrence of any of the following events (each a “Noteholder Termination Event”) unless a Supermajority of Consenting Noteholders provide the Company written notice within five (5) Business Days (such five Business Day period to start on the day such Noteholder Termination Event occurs, if such day is a Business Day, and on the first Business Day after the day such Noteholder Termination Event occurs, if such day is not a Business Day) that such Noteholder Termination Event has been waived, cured, modified or the time to perform the requirements herein extended:

(a)	The Company fails to commence the Chapter 11 Cases on or before September 23, 2010;

(b)	The Interim Order is not entered by the Bankruptcy Court within seven (7) calendar days after the Commencement Date;

(c)	The Critical Vendor Order is not entered by the Bankruptcy Court within thirty-five (35) calendar days after the Commencement Date.

(d)	The Company fails to file the Plan and Disclosure Statement within sixty (60) days after the Commencement Date;

(e)	The Company fails to provide a Business Plan to the Consenting Noteholders that is acceptable to, and approved by, a Supermajority of Consenting Noteholders, which approval is obtained on or prior to November 30, 2010;

(f)	The Company fails to employ a chief executive officer who is acceptable to, and whose terms of employment and compensation are acceptable to, a Supermajority of Consenting Noteholders, and such employment and terms of employment of such individual have been approved by a Supermajority of Consenting Noteholders on or prior to December 31, 2010;

(g)	An order approving the adequacy of the Disclosure Statement and scheduling a hearing to confirm the Plan shall not have been entered by the Bankruptcy Court by January 15, 2011;

(h)	The Company fails to commence the Solicitation within ten (10) Business Days after the entry of the order approving the adequacy of the Disclosure Statement;

(i)	The Confirmation Order shall not have been entered by the Bankruptcy Court by March 15, 2011;

(j)	The withdrawal, amendment, modification of, or the filing of a pleading by the Debtors seeking to amend or modify, the Plan or any other Plan Document in a manner inconsistent with the Plan Term Sheet;

(k)	The filing by the Debtors of any motion or other request for relief seeking (i) to voluntarily dismiss any of the Chapter 11 Cases, (ii) conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, or (iii) appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(l)	The entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (iii) appointing a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases.

(m)	An involuntary bankruptcy case is commenced against any entity within the Company or any of its Affiliates or subsidiaries prior to the Commencement Date;

(n)	The entry of an order by the Bankruptcy Court invalidating, disallowing or limiting in any respect, as applicable, any one of the Senior Secured Noteholder Claims of any Consenting Noteholder or any documents governing, giving rise to or otherwise affecting the Senior Secured Noteholder Claims of any Consenting Noteholder;

(o)	A material breach by the Company of any of its obligations under this Plan Support Agreement or the agreements governing the Restructuring or failure by the Company to satisfy the terms and conditions of the Plan Term Sheet in any material respect, and any such breach or failure by the Company is not cured by the earlier of five (5) Business Days after receipt of written notice from a Supermajority of Consenting Noteholders or, to the extent applicable, any applicable cure period provided for under the agreements governing the Restructuring;

(p)	Any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a way that cannot be reasonably remedied by the Company or the Consenting Noteholders;

(q)	Any material enforcement action is commenced against the Company’s foreign subsidiaries and/or any of their assets other than Blockbuster Italia, S.p.A. and Blockbuster Argentina, S.A.;

(r)	The Debtors’ exclusive right to file a plan under section 1121 of the Bankruptcy Code is terminated or expires;

(s)	The occurrence of the Outside Date;

(t)	The occurrence of an Event of Default as defined under the DIP Credit Agreement which is not cured by the Debtors within any applicable grace or cure period or waived by the Requisite Lenders (as defined in the DIP Credit Agreement) in accordance with the terms of the DIP Credit Agreement; or

(u)	The occurrence of the Effective Date.

5.2 In addition, this Plan Support Agreement shall terminate automatically if the Company fails to provide the Agreed Corporate Governance Provisions or Agreed Stockholder Rights (each as set forth in the Plan Term Sheet) unless the Consenting Noteholders unanimously consent to a modification, amendment or waiver of the foregoing.

Notwithstanding anything in this Plan Support Agreement to the contrary, if any Consenting Noteholder determines to proceed with an Alternative Cash Transaction, such Consenting Noteholder may, in its individual capacity, terminate its obligations under this Plan Support Agreement upon three (3) Business Days’ prior notice to the Company and the other Consenting Noteholders; provided, however that any termination by a Consenting Noteholder of its obligations under this Plan Support Agreement pursuant to this sentence shall not constitute a Noteholder Termination Event or affect the obligations of any other Consenting Noteholder hereunder.

The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay (the “Automatic Stay”) thereunder in connection with the giving of any notice of termination hereunder (and agree not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary). The date on which this Plan Support Agreement is terminated in accordance with the provisions of Sections 5, 6 or 28 hereof shall be referred to as the “Termination Date.” Notwithstanding any provision in this Plan Support Agreement to the contrary, upon the written consent of a Supermajority of Consenting Noteholders, the dates set forth in Sections 5.1(b) through (i) hereof may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided therein.

6. Company Termination Events. The Company may terminate this Plan Support Agreement as to all Parties upon three (3) Business Days’ prior written notice thereof, upon the occurrence of any of the following events (each, a “Company Termination Event”): (a) the breach by any of the Consenting Noteholders of any of the representations, warranties or covenants of the Consenting Noteholders set forth in this Plan Support Agreement that would have a material adverse impact on the Company, or the consummation of the Restructuring, that remains uncured for a period of five (5) Business Days after the receipt by the Consenting Noteholders of notice of such breach; or (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring and such ruling or order is final and non-appealable.

7. Transfer of Noteholder Claims. Notwithstanding anything to the contrary herein, each of the Consenting Noteholders agrees that, for so long as this Plan Support Agreement binds such Consenting Noteholder and has not been terminated in accordance with its terms with respect to such Consenting Noteholder, it shall not sell, assign, transfer, convey or otherwise dispose of, directly or indirectly (each, a “Transfer”), all or any of its Senior Secured Noteholder Claims (or any right related thereto and including any voting rights associated with such Consenting Noteholder’s Senior Secured Noteholder Claims), unless the transferee thereof (a) is a Consenting Noteholder or agrees in an enforceable writing to assume and be bound by this Plan Support Agreement and the Plan Term Sheet, and to assume the rights and obligations of the Consenting Noteholder under this Plan Support Agreement accruing from and after the date of such assignment and (b) promptly delivers such writing to the Company (by email to rod.mcdonald@blockbuster.com with a copy to jseery@sidley.com) (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder).1 The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting Noteholder hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Senior Secured Noteholder Claim by a Consenting Noteholder that does not comply with the procedure set forth in the first sentence of this Section 7 shall be deemed void ab initio. This Plan Support Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Senior Secured Noteholder Claims, provided that any such additional Senior Secured Noteholder Claims shall automatically be deemed to be subject to the terms of this Plan Support Agreement. In addition, notwithstanding anything to the contrary herein, for so long as this Plan Support Agreement has not been terminated in accordance with its terms, a Consenting Noteholder may offer, sell or otherwise transfer any or all of its Senior Secured Noteholder Claims to any Affiliated Transferee, who shall be automatically deemed bound by this Plan Support Agreement as a Consenting Noteholder, without any notice, approval or other requirements.

8. Effectiveness. This Plan Support Agreement shall become effective and binding upon each of the undersigned Persons as of the date when the Company and each of the Backstop Lenders have executed and delivered signed copies of this Plan Support Agreement. This Plan Support Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

9. Representations and Warranties. Each Party hereby represents and warrants to the other Parties that the following statements are true and correct as of the date hereof:

(a)	It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Plan Support Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Plan Support Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b)	The execution, delivery and performance by such Party of this Plan Support Agreement does not and shall not (i) violate (A) any provision of law, rule or regulation applicable to it or any of its subsidiaries or (B) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

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Any such Transfer shall be maintained confidential by the Company and Sidley Austin LLP except if the disclosure of such Transfer is required by the Bankruptcy Court or the Securities and Exchange Commission, as required by applicable law or regulation or as permitted herein.

(c)	The execution, delivery and performance by such Party of this Plan Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any Federal, state or governmental authority or regulatory body.

(d)	Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Plan Support Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(e)	If such Party is a Consenting Noteholder, such Consenting Noteholder, as of the date of this Plan Support Agreement:

(i)	is the beneficial owner of the principal amount of the Senior Secured Notes, or is the nominee, investment manager or advisor for one or more beneficial holders thereof, and has voting power or authority or discretion with respect to, the Senior Secured Notes including, without limitation, to vote, exchange, assign and transfer such Senior Secured Notes, as such Consenting Noteholder has indicated on Exhibit B to this Plan Support Agreement;

(ii)	holds its Senior Secured Notes free and clear, other than pursuant to this Plan Support Agreement, of any claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind that would adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Plan Support Agreement at the time such obligations are required to be performed;

(iii)	acknowledges that no representations, express or implied, are being made with respect to the Company, or any securities being acquired in connection with the Plan, or otherwise, other than those expressly set forth herein or in the DIP Credit Agreement or Plan Documents; and

(iv)	has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company to the extent it deemed necessary.

10. Cooperation. The Debtors shall provide draft copies of all “first day” motions or applications and other documents the Debtors intend to file with the Bankruptcy Court (including the Plan, Disclosure Statement, and any Plan Document) to counsel for the Consenting Noteholders as soon as reasonably practicable but not less than two (2) Business Days prior to the date when the Debtors intends to file each such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing. The Debtors will use their best efforts to provide draft copies of all other pleadings the Debtors intend to file with the Bankruptcy Court to counsel for the Consenting Noteholders within a reasonable time prior to filing any such pleading and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading.

11. Claim Resolution Matters. Prior to the entry of the Confirmation Order and the effective date of any transactions contemplated thereby or under the Plan, the Company shall not enter into any agreements with holders of claims (as defined in the Bankruptcy Code), other than the Consenting Noteholders, relating to the allowance, estimation, validity, extent or priority of such claims, or the treatment and classification of such claims under the Plan, without the prior written consent of a Supermajority of Consenting Noteholders, except with respect to (i) trade payables which have arisen in the ordinary course of the Debtors’ business, (ii) claims asserted in a liquidated amount of $50,000 or less, (iii) claims which the Company is authorized to resolve or pay pursuant to any applicable first day orders, or (iv) as otherwise contemplated herein.

12. Access. The Company will afford the Consenting Noteholders and their attorneys, consultants, accountants and other authorized representatives full access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of the Company.

13. Entire Agreement. This Plan Support Agreement, including any exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Plan Support Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Plan Support Agreement.

14. Reservation of Rights. Each of the Parties acknowledges and agrees that this Plan Support Agreement is being executed in connection with negotiations concerning a possible Restructuring of the Company and in contemplation of possible Chapter 11 Case filings by the Company, and (a) the rights granted in this Plan Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) the Company waives any right to assert that the exercise of such rights by any Consenting Noteholder violates the automatic stay provisions of the Bankruptcy Code. Except as expressly provided in this Plan Support Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Consenting Noteholder or the Trustee to protect and preserve its rights, remedies and interests, including, without limitation, its claims against the Company and/or its Affiliates. Nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of the Consenting Noteholders’ or the Trustee’s rights under the Senior Secured Notes, the Indenture, the Collateral Documents (as defined in the Indenture) or other documents and agreements unless and until the Effective Date has occurred. If the transactions contemplated herein are not consummated, or if this Plan Support Agreement terminates for any reason prior to the Effective Date, the parties hereto fully reserve any and all of their rights.

15. Waiver. This Plan Support Agreement and the Plan Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Plan Support Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

16. Representation by Counsel. Each Party acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Plan Support Agreement and the transactions contemplated by this Plan Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Plan Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Plan Support Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

17. Payment of Fees and Expenses. The Company agrees to pay all reasonable and documented fees and expenses of Sidley Austin LLP in accordance with that engagement letter dated February 26, 2010, a financial advisor to the Steering Committee, and the Trustee, including any fees of the Trustee’s counsel, incurred in connection with the Restructuring (including prior to the Commencement Date).

18. Counterparts. This Plan Support Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

19. Amendments. Except as otherwise provided herein, this Plan Support Agreement, the Plan Term Sheet and the Plan Documents may not be modified, amended or supplemented, or any provisions herein or therein waived without the prior written consent of a Supermajority of Consenting Noteholders (and may be modified, amended or supplemented with such consent); provided, however, that such modification, amendment or supplement shall not have a disproportional impact on any Consenting Noteholder.

20. Headings. The headings of the sections, paragraphs and subsections of this Plan Support Agreement are inserted for convenience only and shall not affect the interpretation hereof.

21. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Plan Support Agreement shall be several, not joint. It is understood and agreed that any Consenting Noteholder may trade in the Senior Secured Noteholder Claims or other debt or equity securities of the Company without the consent of the Company or any Consenting Noteholder, subject to applicable securities laws and Section 7 hereof. No Party shall have any responsibility for any such trading by any other entity by virtue of this Plan Support Agreement. No prior history, pattern or practice of sharing confidences among or between Parties shall in any way affect or negate this understanding and agreement. For the avoidance of doubt, the execution of this Plan Support Agreement by any Consenting Noteholder shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Consenting Noteholder other than as expressly set forth in this Plan Support Agreement.

22. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Plan Support Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

23. Governing Law. This Plan Support Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Plan Support Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Plan Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Plan Support Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PLAN SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Plan Support Agreement.

24. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail transmission with first class mail confirmation to the Parties at the following addresses or email addresses:

If to the Company:

Blockbuster Inc.

1201 Elm Street, 21st Floor

Dallas, TX 75270

Attn: Rod McDonald

Email: rod.mcdonald@blockbuster.com

with a copy to (which shall not constitute notice):

Weil Gotshal LLP

767 Fifth Avenue

New York, NY 10153

Attn: Stephen Karotkin, Esq.

Email: stephen.karotkin@weil.com

If to the Consenting Noteholders:

To the addresses and email addresses set forth on the signature pages hereto.

with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attn: James P. Seery, Esq.

jseery@sidley.com

25. No Third-Party Beneficiaries. The terms and provisions of this Plan Support Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

26. Public Disclosure. The Company will submit to the Consenting Noteholders all press releases and public filings relating to this Plan Support Agreement or the transactions contemplated hereby and thereby and any amendments thereof. During the pendency of the Chapter 11 Cases, the Debtors shall continue to file all reports, statements and other information in accordance with the requirements of the Securities and Exchange Commission that are required of a public reporting company. The Company shall not (a) use the name of any Consenting Noteholder in any press release without such Consenting Noteholder’s prior written consent or (b) disclose Exhibit B to this Plan Support Agreement to any Person except to it’s financial advisor, Rothschild, Inc., its restructuring advisor, Alvarez & Marsal, and its legal counsel, Weil, Gotshal & Manges LLP; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Senior Secured Noteholder Claims held by Consenting Noteholders. Notwithstanding clause (a) of the preceding sentence, the Consenting Noteholders hereby consent to the disclosure by the Company in the Plan, Disclosure Statement, Plan Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation or to any party with whom the Company has entered into a confidentiality agreement of the execution and contents of this Plan Support Agreement. This Section 26 shall survive the performance and the termination of this Plan Support Agreement.

27. Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Plan Support Agreement shall require the Company or any directors or officers of the Company, in such person’s capacity as a director or officer of the Company, to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law. Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 27.

28. Superior Transaction. The Company may furnish or cause to be furnished information concerning the Company and its business, properties or assets to any Person (each a “Potential Investor”) that expresses a bona fide interest in, as well as provides to the Company reasonable evidence of such Person’s financial ability and wherewithal to consummate, a superior transaction to the Plan. Following receipt of a proposal or offer related to a superior transaction to the Plan from a Potential Investor, the Company (i) may negotiate and discuss such proposal or offer with the Potential Investor; (ii) shall disclose the terms and conditions of such proposal or offer to the Consenting Noteholders subject to any confidentiality agreements with the Consenting Noteholders; and, (iii) if applicable, may disclose to the Bankruptcy Court and any statutory committee formed in the Chapter 11 Cases. In the event that the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such proposal or offer (i) is reasonably capable of being completed, taking into account all financial, legal, regulatory, financing and other aspects of such proposal or offer, and (ii) provides a higher and better recovery to the Debtors’ creditors (a “Superior Transaction”), the Company may immediately terminate its obligations under this Plan Support Agreement by written notice to the Consenting Noteholders.

[Signature Pages Follow]

EXHIBIT A:

PLAN TERM SHEET

I. Plan Treatment1

Class of Claim or Interest	Amount of Claim (estimated)	Treatment of Claim or Interest
Administrative Expense Claims	Unknown at this time

An “Administrative Expense Claim” shall mean any Claim (as such term is defined in section 101(5) of the Bankruptcy Code) constituting a cost or expense of administration of the Chapter 11 Cases allowed under and in accordance with, as applicable, sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including (a) any actual, reasonable, and necessary costs and expenses of preserving the Debtors’ estates, (b) any actual, reasonable, and necessary costs and expenses of operating the Debtors’ business, (c) any indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases, and (d) any actual and, reasonable compensation for professional services rendered and reimbursement of documented expenses incurred by any retained professionals as allowed by an order of the Bankruptcy Court (but excluding any fees or charges assessed against the estates of the Debtors under section 1930, chapter 123, title 28 of the United States Code).

The Debtors (or, if applicable, the Reorganized Debtors) shall pay to each holder of an allowed Administrative Expense Claim, other than the Claims on account of the First Lien DIP Facility Claims and Roll-Up Claims (each as defined below), on account of and in full and complete settlement, release and discharge of such Claim, cash equal to the full unpaid amount of such allowed Administrative Expense Claim, which payments shall be made on either (a) the latest to occur of (i) the effective date of the Plan (the “Effective Date”) (or as soon as practicable thereafter), (ii) the date such Claim becomes an allowed Administrative Expense Claim, and (iii) such other date as may be agreed upon by the Reorganized Debtors and the holder of such Claim, or (b) on such other date as the Bankruptcy Court may order.

[1]	Unless otherwise set forth herein, the estimated amount of claims set forth herein shall be agreed to by the Debtors and a Majority of Consenting Noteholders. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Bankruptcy Code or Plan Support Agreement dated as of September 22, 2010.

Class of Claim or Interest	Amount of Claim (estimated)	Treatment of Claim or Interest
Priority Tax Claims	Unknown at this time

A “Priority Tax Claim” shall mean any Claim of a governmental unit entitled to priority in payment pursuant to sections 502(i) and 507(a)(8) of the Bankruptcy Code.

On or as soon after the Effective Date as practicable, unless otherwise agreed to by the Debtors and the holder of an allowed Priority Tax Claim (subject to the consent of a Supermajority of Consenting Noteholders, which shall not be unreasonably withheld), in which event such other agreement will govern, each holder of an allowed Priority Tax Claim that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of such Claim, and at the Debtors’ election, either (a) payment in full in cash equal to the amount of such allowed Priority Tax Claim, or (b) such treatment as is consistent with the provisions of section 1129 of the Bankruptcy Code.

First Lien DIP Facility Claims	$125 million

“First Lien DIP Facility Claims” shall mean any and all amounts outstanding and all other obligations under the priming first lien new money debtor-in-possession super-priority revolving loan facility in an aggregate principal amount of up to $125,000,000.00 (the “First Lien DIP Loans”).

On the Effective Date, the First Lien DIP Facility Claims shall be satisfied at the Debtors’ election either through (i) payment in full in cash; (ii) a conversion of the First Lien DIP Loans into an Exit Credit Facility (as set forth below); or (iii) through such other treatment acceptable to the Debtors and the holders of at least 75% in principal amount of the commitments of the lenders to make their pro rata share of the First Lien DIP Loans (the “First Lien DIP Commitments”).

Class of Claim or Interest	Amount of Claim (estimated)	Treatment of Claim or Interest
Priority Non-Tax Claims	Unknown at this time	On or as soon after the Effective Date as practicable, unless otherwise agreed to by the Debtors and the holder of an allowed Priority Non-Tax Claim (subject to the consent of a Supermajority of Consenting Noteholders, which shall not be unreasonably withheld), in which event such other agreement will govern, each holder of an allowed Priority Non-Tax Claim that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of such Claim, and at the Debtors’ election, either (a) payment in full in cash equal to the amount of such allowed Priority Non-Tax Claim, or (b) such treatment as is consistent with the provisions of section 1129 of the Bankruptcy Code.

Other Secured Claims	Apprx. $25 million	On or as soon after the Effective Date as practicable, secured claims, which shall include secured claims under any applicable studio agreements, if any, but shall not include the Senior Secured Noteholder Claims (the “Other Secured Claims”), shall receive, at the Debtor’s election, either (a) such treatment under the Plan that is acceptable to a Supermajority of Consenting Noteholders; or (b) such treatment as is consistent with the provisions of section 1129 of the Bankruptcy Code.

Senior Secured Noteholder Claims (including the Roll-Up Claims2)	$630 million[3], exclusive of interest and other charges.	The holders of the Senior Secured Noteholder Claims shall receive a pro rata share of 100% of the New BBI Common Stock (as defined below), subject to dilution by the Long Term Incentive Plan (defined below), on account of and in full and complete settlement, release and discharge of their Senior Secured Noteholder Claims.[4]

[2]

A “Roll-Up Claim” shall mean any Claim arising under or relating to any amounts outstanding and all other obligations under the roll-up of up to $250,000,000.00 of the outstanding principal amount of the Senior Secured Notes as of the Commencement Date, pursuant to the Final Order.

[3]

The allowed amount of the Senior Secured Noteholder Claims shall include the amount of principal and any accrued and unpaid interest at the default contract rate as of the Commencement Date plus interest at such rate from the Commencement Date through the Effective Date. The Consenting Noteholders reserve the right to assert any Claims for any make-whole premium or similar damages or prepayment penalties in connection with the Senior Secured Notes and the Indenture. The allowed amount of the Senior Secured Noteholders Claims shall not be subject to objection, deduction, offset, or challenge of any kind.

[4]

As described, on the Effective Date, the Roll-Up Claims shall be included in the Senior Secured Noteholders Claims and satisfied through their receipt of a pro rata share of 100% of the New BBI Common Stock (as defined below) on account of and in full and complete settlement, release and discharge of their Senior Secured Noteholder Claims; provided, however, that if the Debtors are reorganized pursuant to a plan other than the Plan contemplated herein or other than a plan that is acceptable to the holders of 75% of the principal amount of the Roll-Up Claims, or if the Debtors or their assets are liquidated under chapter 11 or chapter 7 of the Bankruptcy Code, such Roll-Up Claims shall be treated as super-priority secured administrative claims, senior to all secured claims against the Debtors other than the First Lien DIP Facility Claims and any valid, perfected, enforceable and unavoidable security interest and lien of any other person (other than security interests and liens related to the Senior Secured Notes) existing immediately prior to the Commencement Date if and to the extent that such security interest and lien was senior to the lien securing the Senior Secured Notes as of the Commencement Date, as provided in the Final Order.

Class of Claim or Interest	Amount of Claim (estimated)	Treatment of Claim or Interest
Subordinated Noteholder Claims	$300 million, exclusive of interest and other charges.	The holders of those certain 9% Senior Subordinated Notes due 2012 issued by BBI (the “Subordinated Notes”) shall not receive any distributions on account of their Claims (the “Subordinated Noteholder Claims”) arising under or related to the Senior Subordinated Notes and that certain Indenture dated as of August 20, 2004 among BBI, the guarantors signatory thereto and The Bank of New York Trust Company, N.A. as Trustee (the “Subordinated Note Indenture”).

General Unsecured Claims	Unknown at this time

A “General Unsecured Claim” shall mean any Claim that (a) is not an Administrative Expense Claim, Priority Tax Claim, Other Priority Non-Tax Claim, Senior Secured Noteholder Claim, Other Secured Claim, Subordinated Noteholder Claim, or Intercompany Claim or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

Holders of allowed General Unsecured Claims, shall receive the following treatment at the option of the Debtors: (i) on or as soon after the Effective Date as practicable, their pro rata share of warrants for 3% of the fully diluted equity value of the Reorganized Debtors, with a strike price reflecting a $630 million equity value of the Reorganized Debtors and a 3 year tenor; or (ii) such other treatment as may be deemed appropriate by the Debtors and a Supermajority of Consenting Noteholders.

Class of Claim or Interest	Amount of Claim (estimated)	Treatment of Claim or Interest
Intercompany Claims	Unknown at this time

An “Intercompany Claim” shall mean any Claim held by one Debtor against any other Debtor(s), including, without limitation, (a) any account reflecting intercompany book entries by such Debtor with respect to any other Debtor(s), (b) any Claim not reflected in intercompany book entries that is held by such Debtor, and (c) any derivative Claim asserted or assertable by or on behalf of such Debtor against any other Debtor(s).

The treatment of Intercompany Claims under the Plan shall be acceptable to a Supermajority of Consenting Noteholders and the Debtors.

Existing BBI Equity Interests	Not Applicable	All BBI equity interests as of the Commencement Date, which shall include, but not be limited to, all existing common and preferred stock, existing restricted stock, restricted stock units and stock options (the “Existing BBI Equity Interests”) shall be extinguished, cancelled and discharged as of the Effective Date, and the holders thereof shall not receive any distribution or consideration under the Plan.

Subordinated Equity Securities Claims (including all claims arising pursuant to 11 U.S.C. § 510(b))	0	Subordinated Equity Securities Claims, if any, shall be extinguished, cancelled and discharged as of the Effective Date, and the holders thereof shall not receive any distribution or consideration under the Plan.

Intercompany Equity Interests	Not Applicable	BBI shall retain its equity interests in its direct and indirect subsidiaries.

II. Other:

Means of Implementation

The Plan shall contain standard means of implementation, including provisions for the continued corporate existence of the Reorganized Debtors, the cancellation of certain prepetition debt and debt agreements, the cancellation of all Existing BBI Equity Interests, the issuance of the New BBI Common Stock, and the revesting of Debtors’ assets in the Reorganized Debtors.

The Plan Documents shall be in form and substance acceptable to a Supermajority of Consenting Noteholders.

The Plan shall also provide for the ability of the Debtors to enter into transactions or other actions (including, without limitation, mergers, consolidations, conversions, joint ventures, restructurings, recapitalizations, dispositions, liquidations or dissolutions) that one or more of the applicable Debtors or Reorganized Debtors may enter into or undertake on the Effective Date, or in connection with the consummation of the Plan or for corporate and tax efficiencies and consistent with the Business Plan; provided, however, that any such transactions or other actions shall be approved by a Supermajority of the Consenting Noteholders.

The structure to implement the Plan shall be in a form approved by a Supermajority of Consenting Noteholders.

Commencement Date	The Commencement Date shall be no later than September 23, 2010, unless such date is extended by written agreement of the Debtors and a Supermajority of the Consenting Noteholders.

Effective Date	The Effective Date shall occur as soon as reasonably practicable; but in no event shall it occur later than the Outside Date.

SEC Filings	During the pendency of the Chapter 11 Cases, the Debtors shall continue to file all reports, statements and other information in accordance with the requirements of the Securities and Exchange Commission that are required of a public reporting company.

New BBI Common Stock

The Plan will provide for the cancellation of all Existing BBI Equity Interests and the issuance of new common stock, par value $0.01 per share (the “New BBI Common Stock”), in BBI, as reorganized pursuant to the confirmed Plan (“Reorganized BBI”). Each share of the New BBI Common Stock shall entitle its holder to one vote.

As of the Effective Date or as soon as practicable after the Effective Date, Reorganized BBI shall use its commercially reasonable efforts to obtain the listing of the New BBI Common Stock for trading on the New York Stock Exchange or for quotation in the NASDAQ stock market. The New BBI Common Stock will be freely tradeable (other than shares of New BBI Common Stock held by affiliates of Reorganized BBI) to the extent provided under section 1145 of the Bankruptcy Code.

The Plan will also provide that, on the Effective Date, Reorganized BBI shall amend and restate its certificate of incorporation to, among other things, authorize 70 million total aggregate shares of capital stock, consisting of 60 million shares of New BBI Common Stock, of which up to 30 million shares shall initially be issued and outstanding pursuant to the Plan as of the Effective Date, and 10 million shares of authorized but unissued preferred stock. The form of the amended and restated certificate of incorporation of Reorganized BBI and the form of the amended by-laws of Reorganized BBI shall be substantially in the forms attached to the Plan Support Agreement as Exhibit C and Exhibit D, respectively, and in each case any amendments or modifications thereto acceptable to the Supermajority of Consenting Noteholders; provided, however, that such amendments or modifications shall not materially amend or modify the Agreed Corporate Governance Provisions (as defined below) and the Agreed Stockholder Provisions (as defined below).

Exit Credit Facility

The First Lien DIP Loans shall be refinanced on the Effective Date by conversion to an exit term credit facility (the “Exit Credit Facility”) on substantially the terms set forth herein and otherwise in form and substance acceptable to the Debtors and the Requisite Lenders (as defined in the DIP Credit Agreement). Each of the holders of the First Lien DIP Commitments will become lenders under the as converted Exit Credit Facility (the “Exit Lenders”), which shall be a senior term loan facility in an aggregate principal amount not greater than $125 million secured by all of the Reorganized Debtors’ domestic assets (subject to any Permitted Liens as defined under the DIP Credit Agreement) and 65% of the stock of any first-tier foreign subsidiaries, and guaranteed by all domestic subsidiaries of the Reorganized Debtors and such other affiliates of the Reorganized Debtors (the “Guarantors”) to be determined by the Requisite Lenders (as defined in the DIP Credit Agreement).

Exit Credit Facility Amount: Any portion of the $125 million First Lien DIP Loans drawn in accordance with the terms of the DIP Credit Agreement (plus amounts required to pay Administrative Expense Claims and Priority Claims in connection with the confirmation or consummation of the Plan) and that the Debtors do not otherwise elect to pay in cash, shall convert to the Exit Credit Facility.

Maturity: The Borrowers shall repay all outstanding amounts due under the Exit Credit Facility on the earliest of (i) five years from the Effective Date and (ii) the date of any acceleration of the obligations under the Exit Credit Facility.

Interest: The Exit Credit Facility shall bear interest at LIBOR plus 850 bps, with a LIBOR floor of 200 bps per annum;

Conversion Fee: 300 bps on the outstanding amount of the First Lien DIP Loan as of the Effective Date that are to be converted to the Exit Credit Facility. Such conversion fee shall be allocated pro rata to each of the holders of the First Lien DIP Commitments.

Covenants: Loan documents in connection with the Exit Credit Facility shall include customary affirmative, negative and financial maintenance covenants for a loan of this kind to be agreed upon by the Debtors and the Requisite Lenders (as defined in the DIP Credit Agreement).

Exit Revolver: Under the terms of the Exit Credit Facility, the Reorganized Debtors shall be permitted to incur a first lien exit revolver (the “Exit Revolver”) in an aggregate amount not to exceed $50 million (or such larger amount as agreed to between the Debtors and Requisite Lenders (as defined in the DIP Credit Agreement). The Exit Credit Facility shall expressly provide a carve-out to permit the Exit Revolver, including priming liens in favor of the Exit Revolver. The amount of the Exit Revolver and the carve-out may be increased by the consent of the Requisite Lenders prior to the Effective Date.

Milestones

By no later than thirty-five (35) calendar days after the Commencement Date, the Bankruptcy Court shall have entered a Critical Vendor Order, on terms acceptable to the Debtors and a Supermajority of the Consenting Noteholders.

By no later than sixty (60) days after the Commencement Date, the Debtors shall have filed with the Bankruptcy Court the Plan and Disclosure Statement, each containing terms and conditions consistent with the terms and conditions provided herein and in form and substance acceptable to the Debtors and a Supermajority of the Consenting Noteholders.

By no later than January 15, 2011, the Bankruptcy Court shall have approved the Disclosure Statement with respect to the Plan.

By no later than March 15, 2011, the Bankruptcy Court shall have entered the Confirmation Order, in form and substance acceptable to the Debtors and a Supermajority of the Consenting Noteholders.

By no later than April 14, 2011, the Effective Date shall have occurred.

Conditions to Confirmation

The conditions precedent to confirmation of the Plan shall be customary for a reorganization of this size and type, including, without limitation, the following:

•     The Company shall have entered into agreements, revised agreements, or amendments to existing agreements with each of the Studios on terms acceptable to a Supermajority of Consenting Noteholders;

•     The Bankruptcy Court shall have entered an order, in form and substance acceptable to a Supermajority of Consenting Noteholders, approving the adequacy of the Disclosure Statement;

•     The Confirmation Order confirming the Plan shall be in form and substance acceptable to a Supermajority of Consenting Noteholders;

•     The terms and conditions of employment of any executive officer of any Reorganized Debtor, including, without limitation, as to compensation, shall be acceptable to a Supermajority of Consenting Noteholders; and

•     All Plan Documents shall be in a form and substance acceptable to the Debtors and a Supermajority of Consenting Noteholders.

Conditions to Consummation

The conditions precedent to the occurrence of the Effective Date of the Plan shall be customary for a reorganization of this size and type, including, without limitation:

•     The Confirmation Order confirming the Plan, shall have been entered in a form and substance acceptable to the Debtors and a Supermajority of Consenting Noteholders and shall be in full force and effect and not subject to any stay;

•     All conditions to confirmation set forth in the Plan shall have been satisfied or waived;

•     All documentation in connection with the Exit Credit Facility shall be in a form and substance acceptable to the Requisite Lenders (as defined in the DIP Credit Agreement);

•     All reasonable fees and expenses of the Indenture Trustee with respect to the Senior Secured Notes, including any reasonable unpaid fees of its counsel, as well as any reasonable out of pocket expenses of the Indenture Trustee, in connection with the restructuring of the Debtors shall have been paid in full in cash; and

•     All reasonable fees and expenses of Sidley Austin LLP, counsel to the Steering Committee, and a financial advisor to the Steering Committee, as well as the reasonable out of pocket expenses of the Steering Committee in connection with the restructuring of the Debtors, shall have been paid in full in cash.

Each of the foregoing may be waived upon mutual agreement of the Debtors and a Supermajority of Consenting Noteholders.

Initial Board of Reorganized BBI

The initial board of directors of Reorganized BBI (the “New Board”) will be composed of the following (7) directors who will serve until the first annual meeting of stockholders after emergence (and thereafter directors will be nominated and elected in accordance with the bylaws of Reorganized BBI and applicable laws and regulations):

a)      two members designated by Icahn;

b)      one member designated by Monarch;

c)      one member to be the chief executive officer of Reorganized BBI approved by the Supermajority of Consenting Noteholders;

d)      two members to be designated collectively by Owl Creek, Varde and Stonehill (at least one of whom shall be a director with industry experience); and

e)      one member to be agreed to by Icahn and Monarch and approved by the other Consenting Noteholders.

The board of directors for the direct and indirect subsidiaries of Reorganized BBI shall be identified and selected by the New Board.

Corporate Governance Matters

Reorganized BBI will have customary corporate governance requirements for an exchange listed public company, including “independent” directors, as so required. BBI shall have an audit committee, compensation committee and corporate governance/nominating committee as necessary to meet the requirements of the relevant stock exchange and the SEC. The corporate governance of Reorganized BBI will also include the following:

a)      No poison pill without approval of the holders of a majority of the New BBI Common Stock;

b)      Full board of directors elected at annual meeting (no staggered board);

c)      Holders of at least 20% of New BBI Common Stock can call special meeting for any purpose;

d)      Stockholder action by written consent permitted in lieu of a meeting (except with respect to the election of directors);

e)      Opt out of Delaware §203;

f)       Majority of disinterested directors must approve any material transaction between Reorganized BBI and any of its subsidiaries and any affiliate of Reorganized BBI; and

g)      Three-fourths of the entire board of directors must approve any issuance of equity securities of Reorganized BBI or any of its subsidiaries (including any rights, warrants, options or securities exchangeable or convertible into or exercisable for equity securities of Reorganized BBI or any of its subsidiaries), other than (y) any equity compensation issued or awarded in accordance with the Long Term Incentive Plan or any other compensation plan approved by the stockholders of Reorganized BBI; and (z) third-party underwritten public offerings of common stock for cash;

h)      Two-thirds of the entire board of directors must approve Reorganized BBI entering into, adopting or amending (y) any employment agreement, contract or arrangement or any compensation or benefit agreement, plan or arrangement with or for the benefit of any person who is, or after taking such agreement, contract, plan or arrangement into account, would be, among the five highest compensated employees of the Corporation and its subsidiaries, for the fiscal year in which such action is being taken; provided that the foregoing shall not apply to any broad based benefit agreement, plan or arrangement in which a significant number of employees, in addition to the five highest compensated employees, are entitled to participate in and receive benefits; or (z) any stock based compensation plan or arrangement

         (collectively, the “Agreed Corporate Governance Provisions”).

All other corporate governance matters shall be in a form and substance acceptable to the Debtors and a Supermajority of the Consenting Noteholders.

Reorganized BBI Stockholder Provisions

As of the Effective Date, the initial stockholders of Reorganized BBI shall have:

a)      pursuant to the certificate of incorporation of Reorganized BBI, non-transferable pre-emptive rights (available only to the Consenting Noteholders so long as they hold at least 50% of New BBI Common Stock received on the Effective Date) to participate pro rata in any issuance and sale of equity securities of Reorganized BBI (including any rights, warrants, options or securities exchangeable or convertible into or exercisable for equity securities of Reorganized BBI (all of the foregoing “Issuance Transactions”)) for cash, other than (x) any equity compensation issued or awarded in accordance with the Long Term Incentive Plan or any other compensation plan approved by the stockholders of Reorganized BBI; (y) third-party underwritten public offerings of common stock for cash; and (z) an Issuance Transaction where all stockholders of Reorganized BBI have the opportunity to participate on a pro rata basis in such Issuance Transaction; and

b)      pursuant to a registration rights agreement, customary demand and piggyback registration rights for initial stockholders who own 5% or more of the initially issued New BBI Common Stock on the Effective Date (and their transferees of at least 5% of the initially issued New BBI Common Stock) or who might reasonably be deemed an affiliate of Reorganized BBI

(collectively, the “Agreed Stockholder Rights”).

Long Term Incentive Plan and Management Employment Contracts

The Plan shall provide for a long term equity incentive plan (the “Long Term Incentive Plan”) for the benefit of management of the Reorganized Debtors which shall include, among other things, an allocation of equity-based awards representing 5% (in the aggregate) of the fully diluted New BBI Common Stock outstanding on the Effective Date. The amount, form, exercise price, allocation and vesting of such equity-based awards shall be determined by the New Board from time to time at its discretion.

Prior to entering into an agreement regarding the terms and conditions of employment (including, without limitation, as to compensation) of any Person not currently employed by the Debtors proposed to serve as a senior executive officer of the Debtors or the filing of any motion to assume any employment agreement with any current senior executive, the Debtors shall give written notice of the intention of entering into such agreement to the Steering Committee, consult with the Steering Committee regarding such proposed employment agreement, and any such employment agreement shall be acceptable to a Supermajority of Consenting Noteholders.

Consenting Noteholders’ Consent	For purposes of the Plan Support Agreement, this Plan Term Sheet or any Plan Document, unless otherwise specified, where the Plan Support Agreement, this Plan Term Sheet or any Plan Document provides for the action, consent or approval of the Consenting Noteholders collectively, such action, consent, or approval shall be upon the agreement of a Supermajority of Consenting Noteholders in their respective sole discretion.

Releases	The Plan shall provide certain customary release provisions for the benefit of the Debtors, their current directors, officers and agents, the members of Committee, the Consenting Noteholders, the Senior Secured Notes Indenture Trustee and their respective agents, and their respective attorneys, financial advisors or other specified professionals to the extent permitted by applicable law.

Exculpation	The Plan shall provide certain customary exculpation provisions which shall include a full exculpation from liability in favor of the Debtors, the Senior Secured Notes Indenture Trustee, the members of Committee, the Consenting Noteholders, and all of their respective current officers, directors, members, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives (including their respective officers, directors, employees, members and professionals) from any and all claims and causes of action arising on or after the Commencement Date and any and all claims and causes of action relating to any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or consummating the Plan, the Disclosure Statement or any Plan Document or other contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, with the exception of bad faith, willful misconduct or gross negligence.

Discharge of the Company	The Plan shall provide certain customary discharge provisions which shall include, except as otherwise provided in the Plan, that on the Effective Date, and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and interests therein shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge and release of all Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or interests or other rights of an equity security holder, relating to any of the Debtors or their respective estates, or interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against any of the Debtors or any of their assets, property or their estates; (b) the Plan shall bind all holders of Claims and interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims against and interests in the Company shall be, and shall be deemed to be, satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g), 502(h) or 502(i) of the Bankruptcy Code; and (d) all persons and entities shall be precluded from asserting against the Debtors, the Debtors’ respective estates, the Reorganized Debtors, their successors and assigns, their assets and properties, any other Claims or interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Injunction	The Plan shall provide certain customary injunction provisions, which shall provide that each person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action, liability, interest or other right of an equity security holder, and each other party in interest and each of their respective agents and related persons, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking, whether directly or indirectly, derivatively or otherwise on account of or based on the subject matter of any such released Claims or other released obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or interests or other rights of an equity security holder: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any encumbrance; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any person; and (v) commencing or continuing in any manner, in any place of any action, which in any such case does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

Director & Officer Liability Policy; Indemnification Agreements

All indemnification provisions in place for Persons that are directors, officers, employees and agents of the Debtors as of or subsequent to the Commencement Date (whether in the articles or certificates of incorporation, by-laws, limited liability company agreements, partnership agreements, board resolutions, contracts assumed by the Debtors or otherwise) shall survive effectiveness of the Plan and/or be assumed pursuant to section 365 of the Bankruptcy Code, it being understood that all indemnification provisions in place as of or subsequent to the Commencement Date for directors and officers of the Debtors shall survive the effectiveness of the Plan. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the survival, and/or the Debtors’ assumption, of each of the foregoing, including the existing D&O liability. The Company, having already purchased tail coverage for its current directors and officers, shall have no further obligation to purchase D&O insurance policies or pay any premiums relating thereto.

The Plan shall also provide that organizational documents for the Reorganized Debtors shall contain director and officer liability exculpation and indemnity provisions (including advancement of expenses) to the fullest extent permitted by Delaware law (or the law of the state of organization or formation, if not Delaware).

Executory Contracts	On the Effective Date, all executory contracts or unexpired leases of the Debtors that have not been expressly assumed by the Debtors on or before the Effective Date shall be deemed rejected in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or was terminated pursuant to its terms, or (iii) is an executory contract or unexpired lease that is included under a separate assumption/rejection motion or is required under the Plan to be included in such motion, or (iv) has otherwise been listed on a schedule, to be filed prior to the confirmation objection deadline, of contracts or leases to be rejected on or after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

Other Causes of Action	Revested in Reorganized Debtors unless otherwise provided in the Plan.

Distribution Provisions	The Plan shall include standard provisions governing distributions on account of allowed claims, including provisions for an initial distribution date and periodic distributions thereafter, a distribution record date, the delivery of distributions and the surrender of prepetition debt instruments, in each case subject to customary Depository Trust Company procedures (if applicable) or the requirements of any indenture (if applicable). The Plan shall also provide that post-petition interest will not be allowed or paid on prepetition claims except as set forth in the Plan.

Retention of Jurisdiction	The Plan shall provide that, notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Debtors’ chapter 11 cases and the Plan.

Tax	The Plan and the Plan Documents also shall contain provisions to preserve the Company’s tax attributes, if any, upon emergence from chapter 11 that are acceptable to a Supermajority of Consenting Noteholders.

Miscellaneous Provisions	The Plan shall also contain certain miscellaneous provisions customary for a reorganization of this size and type, including, for example, provisions regarding professional fee claims, bar dates, modifications and amendments to the Plan, the severability of Plan provisions, the dissolution of various committees and certain other items.

Exhibit B

Summary of Holdings

Debt Issue	Principal Amounts Subject to RSA ($millions)	% of Issuance Subject to RSA
11.75% Senior Secured Notes due 2014	$504,607,000	80.10%

Exhibit C

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

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THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BLOCKBUSTER INC.

Blockbuster Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (as amended, the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

That the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 16, 1989 under the name SBQ, Inc.

That this Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the DGCL, and amends and restates, in their entirety, the provisions of the Corporation’s Certificate of Incorporation. Provision for the making of this Third Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the Southern District of New York dated as of [            ], 2010 confirming the Joint Plan of Reorganization for Blockbuster Inc. [and its Subsidiaries] (the “Plan”) filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code.

The Corporation’s Certificate of Incorporation (hereinafter, “Certificate”) is hereby amended and restated so as to read in its entirety as follows:

1. Name. The name of the corporation is Blockbuster Inc. (the “Corporation”).

2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).

4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is [Seventy Million (70,000,000)] shares, consisting of: (a) [Sixty Million (60,000,000)] shares of common stock, $.01 par value per share (the “Common Stock”); and (b) [Ten Million (10,000,000)] shares of preferred stock, $.01 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.1

[1]	Numbers in brackets to be determined by Supermajority of Consenting Noteholders (as defined in the Plan Support Agreement).

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A. Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Article 4.B, or (iii) by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock. Subject to the rights and preferences of any series of Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Each share of Common Stock shall share equally, subject to the rights and preferences of any series of outstanding Preferred Stock (as fixed by resolutions, if any, of the Board of Directors), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

B. Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Certificate, the Board of Directors is hereby expressly authorized to fix from time to time by resolution or resolutions, the designation of any series of Preferred Stock (which may be distinguished by number, letter or title), the number of shares of any series of Preferred Stock, and to determine the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such series, including, without limitation, to provide that any such series may be: (i) subject to redemption (including any sinking or purchase fund) at such time or times and at such price or prices or rate or rates, and with such adjustments; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, at such price or prices or at such rate or rates of conversion or exchange and any adjustments thereto; or (v) entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of any outstanding stock of the Corporation; all as may be stated in such resolution or resolutions. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law. The foregoing is subject in its entirety to Article 10 of this Certificate.

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C. Non-Voting Stock. Notwithstanding anything to the contrary in this Certificate, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if so required under applicable law.

5. Special Meetings of Stockholders. A special meeting of the stockholders may be called by (i) the Chairman of the Board, (ii) the President, (iii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors then in office or (iv) pursuant to a written request of holders of 20% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors. Upon the delivery to the Corporation of such a written request by stockholders for the holding of a special meeting of stockholders, the Corporation shall within ten days determine whether such demand has been made by holders of at least 20% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors and, if so, shall hold a meeting of the Board of Directors within five days of such determination. At such meeting, the Board of Directors shall set the time and place of such special meeting, which time shall be not less than 30 days and not more than 45 days after the date of such meeting of the Board of Directors. The place of meeting shall be generally suitable for holding a meeting of stockholders and generally convenient to the stockholders. At such meeting of the Board of Directors, the Board of Directors shall also set the date for determination of stockholders of record in accordance with Section 213 of the DGCL. Following such meeting of the Board of Directors, the Secretary of the Corporation will cause notice of the meeting and the relevant dates to be promptly sent to the stockholders entitled to vote at such meeting. The business transacted at a special meeting of the stockholders shall be limited to the purpose or purposes stated in the notice of the meeting, which in the case of a special meeting called at the request of the stockholders shall be the purpose or purposes stated in such request. Nominations of persons for election to the Board of Directors pursuant to a special meeting may be made by any stockholder at the special meeting of stockholders called by stockholders at which directors are to be elected.

6. Issuance of Equity Securities. Notwithstanding anything to the contrary in this Certificate, unless at least 75% of the Board of Directors then in office has given its prior approval (by affirmative vote or unanimous written consent), (i) the Corporation shall not issue, or obligate itself to issue, any equity security of the Corporation, including any right, warrant, option or other security convertible into or exchangeable or exercisable for, directly or indirectly, any such security of the Corporation, and (ii) the Corporation shall take whatever action is necessary in order to prevent any subsidiary of the Corporation from issuing, or obligating itself to issue, any equity security, partnership or limited liability company interest or other equity or ownership interest of such subsidiary, including any right, warrant, option or other security convertible into or exchangeable or exercisable for, directly or indirectly, any such security of such subsidiary; provided, however, that this Article 6 shall not apply to any such security described in clause (i) or (ii) of this Article 6 that is issued (a) pursuant to the long term equity incentive plan (the “LTIP”) contemplated by the Plan, (b) to any employee, director or consultant pursuant to any incentive plan, compensation plan or similar plan or arrangement approved by the stockholders of the Corporation or (c) in connection with a Public Offering. “Public Offering” means the issuance and sale in a public offering registered under the Securities Act of 1933, as amended, of shares of Common Stock solely for cash consideration, by means of an offering conducted by a third party underwriter.

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7. Board of Directors.

A. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Directors need not be stockholders of the Corporation or residents of the State of Delaware. Elections of directors shall be by ballot.

B. Number. Except as otherwise provided by resolutions, if any, of the Board of Directors fixing the relative powers, preferences and rights and the qualification, limitations or restrictions of any series of Preferred Stock, the number of directors constituting the Board of Directors shall be not less than 3 directors, the exact number of directors to be fixed from time to time solely by a resolution passed by a majority of the Board of Directors and may not be fixed by any other person, including stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

C. Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors then in office, designate one or more committees, which to the extent provided in said resolution or resolutions or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation to the full extent permitted by law and this Certificate, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

D. Bylaws. Subject to any limitations that may be imposed by the stockholders in addition to the power of the stockholders to make, alter, amend or repeal any or all Bylaws of the Corporation, the Board of Directors shall have power to make, alter, amend or repeal any or all of the Bylaws of the Corporation in the manner and subject to the approval requirement set forth in the Bylaws.

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8. Preemptive Rights. If the Corporation proposes to issue or sell any equity security of the Corporation, including any right, warrant, option or other security convertible into or exchangeable or exercisable for, directly or indirectly, any such security of the Corporation, now or hereafter authorized, for cash consideration (“New Securities”), the Corporation shall, no later than forty-five (45) days prior to the consummation of any such issuance or sale, notify in writing each Consenting Noteholder (as defined in the Plan) of such proposed transaction (the “Preemptive Right Notice”) at the last address listed in the records of the Corporation. Each Initial Stockholder shall have a right to subscribe Pro Rata (as defined below) for any New Securities; provided, however, that this Article 8 shall not apply to New Securities issued (i) pursuant to the LTIP, (ii) to any employee, director or consultant pursuant to any incentive plan, compensation plan or similar plan or arrangement approved by the stockholders of the Corporation, (iii) in connection with a Public Offering or (iv) in a transaction where all of the holders of Common Stock are given the right to participate on a pro rata basis. In order to exercise its purchase rights hereunder, the Initial Stockholder must deliver a written notice by sworn affidavit to the Corporation that they are an Initial Stockholder, within thirty (30) days after its receipt of the Preemptive Right Notice. If an Initial Stockholder fails to exercise its rights pursuant to this Article 8, the Corporation shall be entitled to sell the New Securities which such Initial Stockholder has not elected to purchase during the ninety (90) days following such failure, on terms and conditions no more favorable to the purchasers thereof than those offered to the Initial Stockholder. Any New Securities sold by the Corporation after such ninety (90) day period must be reoffered to the Initial Stockholders pursuant to the terms of this Article 8. The preemptive rights provided by this Article 8 are non-transferable, except that any Initial Stockholder may transfer such preemptive rights to any of its Affiliates who owns shares of Common Stock. “Initial Stockholders” means the Consenting Noteholders and each Affiliate of a Consenting Noteholder, so long as such Person (together with its Affiliates) is the beneficial owner (as determined in accordance with Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended) of shares of Common Stock in an amount equal to at least 50% of the number of shares of Common Stock such Person (together with its Affiliates) received on the Effective Date (as defined in the Plan) pursuant to the Plan.2 “Pro Rata” means that the Initial Stockholder may exercise such preemptive right or participate in such issuance for an amount of New Securities up to the product of (x) the amount of such New Securities to be issued and (y) a fraction, the numerator of which shall equal (without duplication) the number of shares of Common Stock (on a fully diluted basis after assuming the exercise or conversion of all outstanding convertible securities) then held by such Initial Stockholder (together with its Affiliates), and the denominator of which shall equal the aggregate number of shares of Common Stock then outstanding (on a fully diluted basis). For purposes of this Article 8 and Article 11 of this Certificate, “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body. “Governmental Body” means any United States federal, state or local, or any supra-national or non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency body or commission, self-regulatory organization, court, tribunal or judicial or arbitral body.

9. Stockholder Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, are signed by holders of issued and outstanding shares of stock of the Corporation entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote on such action were present and voted.

[2]	Consider listing Initial Stockholders by name.

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Unless the Board of Directors shall have set a record date with respect to a written consent prior to the date that the first such written consent was delivered to the Corporation as set forth below, the record date in accordance with this Article 9 shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

10. Stockholder Rights Plans. Notwithstanding any other provisions of this Certificate, the Bylaws of the Corporation, or otherwise, the Corporation shall not, without first obtaining the approval (by affirmative vote or written consent) of the holders of a majority of the issued and outstanding shares of Common Stock, adopt any stockholder rights plan, “poison pill,” or any other similar plan or provision by action of the Board of Directors, amendment of this Certificate (including by way of merger), the adoption or amendment of a certificate of designations, the creation or amendment of the terms of any series of Preferred Stock or otherwise.

11. Interested Transactions. Unless a majority of the Disinterested Directors (or, if there is only one Disinterested Director, such Disinterested Director) has given its prior approval (by affirmative vote or written consent), the Corporation shall not take, and the Corporation shall take whatever action is necessary to prevent any subsidiary of the Corporation from taking, any of the following actions: entering into or agreeing to enter into, directly or indirectly, any agreement involving aggregate consideration in excess of $5 million, any contract or arrangement or any, transaction or series of related transactions (including, without limitation, the acquisition, lease, sale or exchange of properties of any kind, the rendering of any service, or with respect to any merger, business combination, acquisition or disposition) with any Affiliate (other than the Corporation or any subsidiary of the Corporation). “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such first Person; for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Disinterested Director” means a director of the Corporation who is not a director or officer of and does not have any financial interest in the Person that is an Affiliate and that is a party to or otherwise involved with such agreement, contract, arrangement, transaction or series of transactions.

12. Employment Agreements. Without the prior approval of at least 66 2/3% of the Board of Directors then in office (by affirmative vote or unanimous written consent), neither the Corporation nor any of its subsidiaries shall enter into, adopt or amend: (A) any employment agreement, contract or arrangement or any compensation or benefit agreement, plan or arrangement with or for the benefit of any person who is, or after taking such agreement, contract, plan or arrangement into account, would be, among the five highest compensated employees of the Corporation and its subsidiaries, for the fiscal year in which such action is being taken; provided that the foregoing shall not apply to any broad based benefit agreement, plan or arrangement in which a significant number of employees, in addition to the five highest compensated employees, are entitled to participate in and receive benefits; or (B) any stock based compensation plan or arrangement.

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13. Personal Liability. No person who is or was after the date of this Certificate, a director of the Corporation, shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal, amendment or modification of this Article 13 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Article 13 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect (or eliminate or reduce) any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any event or act or omission of such director occurring prior to, such repeal, amendment or modification or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal, amendment or modification or adoption of such inconsistent provision, or if applicable, modification of law.

14. Right to Indemnification.

A. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, manager, employee or agent of another corporation or of a partnership, company, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to any employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving, at the request of the Corporation, as a director, officer, employee or agent, against all liability and loss suffered (including judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) and expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Article 14.C, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

B. Prepayment of Expenses of Directors and Officers. The Corporation shall pay or reimburse (on an unsecured basis) an Indemnified Person for the reasonable expenses (including attorneys’ fees) actually incurred by such Indemnified Person in connection with any such Proceeding in advance of its final disposition or final judicial decision (hereinafter an “advancement of expenses”); provided, however, that, if and to the extent required by law, such payment or reimbursement of expenses in advance of the final disposition of or final judicial decision regarding the Proceeding shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such Indemnified Person, to repay all amounts so advanced if it shall ultimately be determined at final disposition or by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnified Person is not entitled to be indemnified for such expenses under this Article 14 or otherwise.

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C. Claims. If a claim for indemnification or advancement of expenses under this Article 14 is not paid in full by the Corporation within 30 days after a written claim by the Indemnified Person has been received by the Corporation, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any action brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Further, in any action brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking by an Indemnified Person, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such an action brought by the Indemnified Person, be a defense to such action. In any action brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article 14 or otherwise shall be on the Corporation.

D. Non-Exclusivity of Rights. The rights conferred on any person by this Article 14 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

E. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, manager, employee or agent of the Corporation or another corporation, or of a partnership, company, limited liability company, joint venture, trust, non-profit entity or other enterprise (including any employee benefit plan) against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law, this Article 14 or otherwise.

F. Indemnification of and Advancement of Expenses of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article 14 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

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G. Limitations. The Corporation shall not be liable under this Article 14 to make any payment in connection with any claim made against the Indemnified Person (or pay or reimburse any expenses to any Indemnified Person) to the extent the Indemnified Person has otherwise actually received payment (under any insurance policy, other right of indemnity or agreement or otherwise) of the amounts otherwise indemnifiable or payable hereunder. The Corporation shall not be liable to indemnify any Indemnified Person under this Article 14: (a) for any amounts paid in settlement of any Proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld or delayed, or (b) for any judicial award if the Corporation was not given a reasonably timely opportunity to participate, at its expense, in the defense of such action, but only to the extent that the failure to be given such reasonably timely opportunity actually and materially prejudiced the Corporation’s ability to defend such action.

H. Subrogation. In the event of payment under this Article 14, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Corporation effectively to bring suit to enforce such rights.

I. Amendment or Repeal; Successors. No amendment, modification or repeal of the provisions of this Article 14, nor the adoption of any provision of this Certificate inconsistent with this Article 14, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely affect (or eliminate or reduce) any right or protection hereunder of any person in respect of any event, act or omission occurring prior to the time of such amendment, modification or repeal, or adoption of any inconsistent provision or, if applicable, modification of law (regardless of when any Proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). The rights conferred by this Article 14 shall inure to the benefit of any Indemnified Person (and shall continue as to an Indemnified Person who has ceased to be a director or officer) and such person’s legal representatives, executors, administrators, heirs, devises and legatees.

15. Amendment or Repeal of Articles. Unless otherwise provided by applicable law, (i) prior to the Sunset Time (as defined herein), (A) the amendment, alteration or repeal of Articles 5, 6, 7, 8, 9, 10, 11, 12, 15, or 17 of this Certificate shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (B) all other amendments to this Certificate shall require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) on and after the Sunset Time, all amendments to this Certificate shall require the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. “Sunset Time” means the seven month anniversary of the date of the filing of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

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16. Registered Holders. The Corporation shall be entitled to treat the person in whose name any share of stock or any warrant, right or option is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share, warrant, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided otherwise by law.

17. DGCL Section 203. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, has caused this Third Amended and Restated Certificate of Incorporation to be signed by             , its             , this              day of             , 2010.

BLOCKBUSTER INC.

By:
Name:	[NAME]
Title:	[TITLE]

Exhibit D

AMENDED AND RESTATED

BYLAWS

OF

BLOCKBUSTER INC.

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AMENDED AND RESTATED

BYLAWS

OF

BLOCKBUSTER INC.

(As amended and in effect as of [            ], 20    )

ARTICLE I - STOCKHOLDERS

Section 1.01 Annual Meetings. An annual meeting of the stockholders of Blockbuster Inc. (the “Corporation”), for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place (within or without the State of Delaware), on such date, and at such time as the Board of Directors of the Corporation (the “Board of Directors”) shall designate and as may be stated in the notice of the annual meeting. The Board of Directors may, in its sole discretion, determine that the annual meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, as permitted by applicable law.

Section 1.02 Special Meetings. A special meeting of the stockholders may be called by (i) the Chairman of the Board, (ii) the President, (iii) the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors then in office or (iv) pursuant to a written request of holders of 20% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors. Upon the delivery to the Corporation of such a written request by stockholders for the holding of a special meeting of stockholders, the Corporation shall within ten days determine whether such demand has been made by holders of at least 20% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors and, if so, shall hold a meeting of the Board of Directors within five days of such determination. At such meeting, the Board of Directors shall set the time and place of such special meeting, which time shall be not less than 30 days and not more than 45 days after the date of such meeting of the Board of Directors. The place of meeting shall be generally suitable for holding a meeting of stockholders and generally convenient to the stockholders. At such meeting of the Board of Directors, the Board of Directors shall also set the date for determination of stockholders of record in accordance with Section 213 of the Delaware General Corporation Law (“DGCL”). Following such meeting of the Board of Directors, the Secretary of the Corporation (the “Secretary”) will cause notice of the meeting and the relevant dates to be promptly sent to the stockholders entitled to vote at such meeting. The business transacted at a special meeting of the stockholders shall be limited to the purpose or purposes stated in the notice of the meeting, which in the case of a special meeting called at the request of the stockholders shall be the purpose or purposes stated in such request. Nominations of persons for election to the Board of Directors pursuant to a special meeting may be made by any stockholder at the special meeting of stockholders called by stockholders at which directors are to be elected.

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Section 1.03 Notice of Meetings; Adjournment. Written notice of the place, if any, date, and time of all meetings of the stockholders and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting shall be given in accordance with this Section 1.03 and Article VI, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise required by law.

Any meeting of stockholders, annual or special (other than a meeting called at the request of stockholders at which there is a quorum), may be adjourned by the chairman of the meeting, from time to time, to reconvene at the same or some other place, if any. Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given in accordance with this Section 1.03 and Article VI.

An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice.

Section 1.04 Quorum. At all meetings of the stockholders of the Corporation, the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of any business, except as otherwise required by law or these Bylaws for a specified action; provided that if a separate class vote is required with respect to any matter, the holders of a majority in voting power of the shares of stock of such class issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum of such class for the transaction of any business, except as otherwise provided by law or these Bylaws for a specified action. If such a quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or stockholders entitled to cast a majority of the votes entitled to be cast thereat, present in person or by proxy, shall have power to adjourn the meeting to another place, date or time.

Section 1.05 Stockholders Entitled to Vote and Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors shall fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for such other action as hereinbefore described, except that a separate record date may be established to determine the stockholders entitled to vote at any meeting of stockholders, which record date shall be any date after the date that the notice of such meeting of stockholders is given pursuant to this Section 1.05 and before or on the date of such meeting of stockholders; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the next day preceding the day on which notice is given or, if notice is waived, at the close of business on the next day preceding the day on which the meeting is held.

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A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date or record dates to determine the stockholders entitled to notice of or to vote at such adjourned meeting.

Section 1.06 Order of Business at Annual Meetings and Special Meetings.1 At any annual meeting, such business (including nominations for election of directors) shall be conducted only if brought before such annual meeting by or at the direction of the Board of Directors or by any stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 1.06 and on the record date for the determination of stockholders entitled to vote at such annual meeting, and who complies with the procedures set forth in this Section 1.06.

For business to be properly brought before an annual meeting by a stockholder, the business must be a proper subject for action by stockholders under the DGCL and the stockholder must give written notice to the Secretary in accordance with this Section 1.06. To be timely, a stockholder’s notice to the secretary must be delivered to the principal executive offices of the Corporation not less than ten (10) days before the date of such annual meeting. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting: (A) the name, age, and business address of the nominee(s), (B) the principal occupation or employment of the nominee(s) and (C) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the nominee(s); (ii) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting; and (iii) as to the stockholder giving the notice: (A) the name and residence address of such stockholder and (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially by such stockholder. All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as director of the Corporation if so elected.

At all meetings of the stockholders, the Chairman of the Board, or, in the Chairman of the Board’s absence (or inability or refusal to act), the Chief Executive Officer, President, or, in the absence (or inability or refusal to act) of all of the aforementioned officers, the most senior Vice-President, shall act as chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are reasonably necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the dismissal of business which is not a proper matter for stockholder action or not properly presented, in each case in accordance with the DGCL, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, the opening and closing of the voting polls, whether any vote shall be by written ballot, the adjournment of the meeting and the appointment of one or more inspectors to act at the meeting. The secretary of each meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

[1]	To be revised to address proxy access rules.

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If authorized by the Board of Directors in accordance with these Bylaws and applicable law, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, (1) participate in a meeting of stockholders and (2) be deemed present in person and entitled to vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 1.07 Proxies. Subject to applicable law, every stockholder may authorize another person or persons to act for such stockholder by proxy in all matters in which a stockholder is entitled to participate, including waiving any notice of any meeting, voting or participating at a meeting. No proxy shall be voted or acted upon after one year from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable, and if and only so long as it is coupled with an interest sufficient in law to support an irrevocable power.

Execution of a proxy may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any copy, facsimile or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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Section 1.08 Method of Voting; Required Vote. The vote at any election or upon any question at any meeting of stockholders need not be by written ballot, except as required by law. Notwithstanding the immediately preceding sentence, the Board of Directors, in its discretion, or the chairman presiding at a meeting of stockholders, in the chairman’s discretion, may require that any votes cast at such meeting shall be cast by written ballot. Except as otherwise provided by law, the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, all matters shall be determined by a majority of the voting power of the shares of stock issued and outstanding present in person or by proxy at the meeting and entitled to vote thereon (and in the context of a separate class vote, a majority of the voting power of the shares of stock of such class issued and outstanding present in person or by proxy at the meeting and entitled to vote thereon).

Section 1.09 Stockholders List. A complete list of stockholders entitled to vote at any meeting of stockholders, for each class or series of stock and showing the address of each such stockholder and the number of shares registered in each such stockholder’s name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting, at the principal place of business of the Corporation (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date). Nothing contained in this Section 1.09 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place other than the Corporation’s principal place of business, then the stockholders list shall also be kept at the place of the meeting during the whole time of the meeting and shall be open to the examination of any stockholder who is present and entitled to vote at such meeting. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.10 Stockholder Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken, are signed by holders of issued and outstanding shares of stock of the Corporation entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote on such action were present and voted.

Unless the Board of Directors shall have set a record date with respect to a written consent prior to the date that the first such written consent was delivered to the Corporation as set forth below, the record date in accordance with this Section 1.10 shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

ARTICLE II - BOARD OF DIRECTORS

Section 2.01 Number and Election. The number of directors constituting the entire Board of Directors, which shall be not less than 3 directors, shall be fixed from time to time solely by a resolution passed by a majority of the Board of Directors then in office, and the initial number of directors constituting the entire Board of Directors shall be seven. Pursuant to the Joint Plan of Reorganization of Blockbuster Inc. [and its Subsidiaries] (the “Plan”) filed pursuant to Section 1121(a) of Chapter 11 of Title 11 of the United States Code and confirmed by an order of the United States Bankruptcy Court for the Southern District of New York dated as of [            , 2010], the directors as of the Effective Date (as defined in the Plan) are [name the six appointed directors and the CEO of the Corporation]. Each director elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

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Section 2.02 Nomination of Directors. Subject to any limitations stated in the Certificate of Incorporation and except as may otherwise be provided in the Certificate of Incorporation with respect to the holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances, nominations for the election of directors may only be made by the Board of Directors, the Corporate Governance and Nominating Committee or the applicable committee established by the Board of Directors in accordance with Article III (a “Committee”), as appropriate, or by any stockholder entitled to vote in the election of directors. No person shall be eligible for election as a director unless nominated in accordance with this Section 2.02 and, in the case of the nominee by any stockholder in connection with an annual meeting, Section 1.06.

Section 2.03 Vacancies and Increases. Board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled (i) by a majority of the remaining directors then in office, even if less than a quorum, or by a single remaining director, or (ii) unless or until such vacancy or newly created directorship has been filled as contemplated by clause (i), by the stockholders at an annual or special meeting or by written consent in accordance with these Bylaws. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 2.04 Powers. In addition to the powers and authority expressly conferred upon the Board of Directors by law, the Board of Directors may exercise all the powers of the Corporation and do all such lawful acts and things as may be done by the Corporation which are not in violation of law, or required to be exercised or done by the stockholders under applicable law, the Certificate of Incorporation or these Bylaws.

Section 2.05 Meeting of Newly Elected Board of Directors. The newly elected Board of Directors may meet at the place of the meeting at which such newly elected Board of Directors was elected, for the purpose of organization or otherwise, and no notice of such meeting to the newly elected directors shall be necessary in order to validly constitute the meeting, provided a quorum shall be present, or they may meet at such time and place as may be fixed by the consent in writing of all of the newly elected directors, or upon notice as provided in Section 2.09, or without notice as provided in Section 6.02.

Section 2.06 Meetings. Regular meetings of the Board of Directors may be held at such times as shall from time to time be determined by the Board of Directors by resolution or otherwise. Special meetings shall be held only when called by the Chairman of the Board, the Chief Executive Officer, the President or any two directors.

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Section 2.07 Place of Meetings. Except as otherwise provided in Section 2.05, meetings of the Board of Directors may be held at such place within or without the State of Delaware as shall be stated in the notice of meeting or waiver thereof. Any member or members of the Board of Directors or of any Committee may participate in a meeting of the Board of Directors, or any such Committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 2.08 Quorum; Required Vote. At all meetings of the Board of Directors, a majority of the Board of Directors then in office, shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors unless a greater number is required by law, the Certificate of Incorporation or these Bylaws. If at any meeting of the Board of Directors there shall be less than a quorum present, then a majority of those present may adjourn the meeting from time to time to another place, date or time, without notice other than announcement at the meeting, until a quorum is obtained.

Section 2.09 Board of Directors’ Notices. Except as otherwise provided in Section 6.02, notice of each special meeting of the Board of Directors shall be given to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail, and shall state the place, date and time for the meeting. Any such notice shall be addressed, where applicable, to such director at his or her last known address as the same appears on the books of the Corporation. Notice of a meeting of the Board of Directors need not state the purpose or purposes thereof. Notice need not be given of regular meetings of the Board of Directors held at times fixed by resolution of the Board of Directors. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of stockholders in the same place, if any, at which such meeting was held.

Section 2.10 Compensation and Expenses. Directors may receive such compensation and expenses, including such compensation and expenses for attendance at meetings of the Board of Directors, the Audit and Finance Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, or any other Committee established in accordance with Article III, as may be determined from time to time by the Board of Directors, provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 2.11 Director Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any Committee thereof may be taken without a meeting, if a written consent (which may be by facsimile, telecopy or other electronic transmission) thereto is signed by all members of the Board of Directors or of such Committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or the Committee.

Section 2.12 Resignation and Vacancies. Any director may resign effective upon giving written notice to the Chairman of the Board, the Chief Executive Officer, the President, the Secretary or the Board of Directors, unless the notice specifies a later time for the resignation to become effective. If the resignation of a director is effective at a future time, following the receipt of notice of resignation in accordance with this Section 2.12, the Board of Directors may, in accordance with Section 2.03, appoint a successor to take office when the resignation becomes effective.

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Section 2.13 Reliance upon Records. Every director, and every member of any Committee, shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees, or by any other person as to matters the director or member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, including, but not limited to, such records, information, opinions, reports or statements as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid, or with which the Corporation’s stock might properly be purchased or redeemed.

ARTICLE III - COMMITTEES

The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors then in office, designate such Committees as it may deem appropriate (and may discontinue the same at any time by resolution or resolutions passed by a majority of the Board of Directors then in office), each Committee to consist of one or more of the directors of the Corporation; provided, however, that the Corporation shall maintain such Committees as are required by and in compliance with the rules and regulations of the Securities and Exchange Commission, the stock exchange on which the Corporation’s common stock is then listed and applicable law. The members of any Committee shall be appointed by the Board of Directors and shall hold office at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of the Committee, by resolution or resolutions passed by a majority of the Board of Directors then in office. No Committee shall have the power to: (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; (ii) change the number of directors constituting the Board of Directors; (iii) fill any vacancy on the Board of Directors or any Committee; or (iv) adopt, amend or repeal these Bylaws. Regular meetings of any Committee shall be held at such time and place as the Committee may determine, and special meetings may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, the Chairman of the Committee or any other member of the Committee. Notice of each meeting of a Committee shall be given (or waived) in the same manner as notice for a Board of Directors’ meeting may be given (or waived), and a majority of the members of the entire Committee shall constitute a quorum for the transaction of business. The act of a majority of the members of the entire Committee present at any meeting at which there is a quorum shall be the act of the Committee unless a greater number is required by law or by the Certificate of Incorporation. In the absence of disqualification of any member of any such Committee or Committees, but not in the case of a vacancy therein, the member or members thereof present at any meeting and not disqualified from voting, whether or not the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors, who is not an officer of the Corporation or any of its subsidiaries and who otherwise is qualified to serve on such Committee, to act at the meeting for all purposes in the place of any such absent or disqualified Committee member.

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ARTICLE IV - OFFICERS

Section 4.01 General. The Board of Directors, as soon as may be practicable after each annual meeting of the stockholders, shall appoint officers of the Corporation, including a Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer and shall also choose a Chairman of the Board. The Board of Directors may also elect a President, a Chief Financial Officer, a Chief Operating Officer and a Controller. The Board of Directors may also from time to time (i) appoint such other officers (including one or more Assistant Vice Presidents, and one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors or (ii) may delegate to any elected officer of the Corporation the power so to appoint and remove any such other officers and to prescribe their respective terms of office, powers and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors may determine. Any two offices may be held by the same person.

Section 4.02 Term; Removal; Resignation and Vacancy. All officers of the Corporation shall hold office until their respective successors are elected or appointed and qualified. Any officer may be removed from office at any time either with or without cause by the affirmative vote of a majority of the members of the Board of Directors then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors. Any officer may resign at any time by giving written notice to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Unless otherwise stated in a notice of resignation, a resignation shall take effect when received by the officer to whom it is directed, without any need for its acceptance. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or by any elected officer to whom the Board of Directors has delegated the power to appoint an officer to such office.

Section 4.03 Powers and Duties. Each of the officers of the Corporation shall have powers and duties prescribed by law, by the Bylaws or by the Board of Directors and, unless otherwise prescribed by the Bylaws or by the Board of Directors, shall have such further powers and duties as ordinarily pertain to that office. Any officer, agent, or employee of the Corporation may be required to give bond for the faithful discharge of such person’s duties in such sum and with such surety or sureties as the Board of Directors may from time to time prescribe.

ARTICLE V – CERTIFICATES OF STOCK; UNCERTIFICATED SHARES

Section 5.01 Stock Certificates. The shares of stock of the Corporation may be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. The certificates for shares of stock shall be in such form as the Board of Directors may from time to time prescribe.

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To the extent shares are represented by a certificate, the certificate of stock shall be signed by such officer or officers of the Corporation as may be permitted by law to sign (which signatures may be facsimiles), and shall be countersigned and registered in such manner, all as the Board of Directors may by resolution prescribe. In case any officer or officers who shall have signed or whose facsimile signature or signatures shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been issued by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the Corporation.

Section 5.02 Book-Entry Shares. Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 5.03 Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other qualified institutions to act as transfer agents or registrars of the stock of the Corporation. Any such bank, trust company or other qualified institution appointed to act as transfer agent or registrar of the stock of the Corporation shall transfer stock of the Corporation in accordance with its customary transfer procedures and in accordance with applicable laws and regulations.

Section 5.04 Lost, Destroyed or Wrongfully Taken Certificates. If an owner of a certificate representing shares of stock in the Corporation claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, destruction or wrongful taking of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form

Section 5.05 Additional Rules and Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation. All references to stock or shares in these Bylaws shall refer to either stock or shares represented by certificates or uncertificated stock, and no such reference shall be construed to require certificated shares or to grant additional or different rights or obligations as between the holders of certificated and uncertificated stock of the Corporation.

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ARTICLE VI - NOTICES

Section 6.01 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given by the Corporation to any stockholder, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage paid, or by sending such notice by courier such as UPS or FedEx, telecopy or facsimile transmission. Any such notice shall be addressed to such stockholder, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered or delivered by courier, telecopy or facsimile transmission shall be the time of the giving of the notice. If mailed, such notice shall be deemed to be given when deposited in United States mail in a sealed envelope addressed to such person at such person’s address as it appears on the records of the Corporation with postage paid thereon. Notices to directors shall be given in accordance with Section 2.09.

Section 6.02 Waivers. A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

Attendance at a meeting of stockholders, the Board of Directors, or any Committee as may from time to time be established, shall constitute a waiver of notice of such meeting, except when the stockholder, director or member of such Committee attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 6.03 Dispensation with Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws to any person with whom communication is unlawful, the giving of such notice to such person shall not be required, and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given.

ARTICLE VII - MISCELLANEOUS

Section 7.01 Offices. The Corporation may have offices both within and without the State of Delaware.

Section 7.02 Seal. The Board of Directors may provide a corporate seal, which shall be circular and contain the name of the Corporation engraved around the margin and the words “corporate seal”, the year of its organization and the word “Delaware”.

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Section 7.03 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors. In the absence of such resolution, the fiscal year of the Corporation shall be the calendar year beginning January 1 and ending December 31.

Section 7.04 Action with Respect to Securities of Other Corporations. The Chief Executive Officer, the President, if any, any Vice President, the Secretary, or any other officer authorized to do so by the Board of Directors, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equity holders or with respect to any action of stockholders or equity holders of any other corporation, company, partnership or other entity in which the Corporation may hold securities, and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation, company, partnership or other entity, and to dispose of such securities.

Section 7.05 Checks and Notes. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be thereunto authorized from time to time by the Board of Directors.

Section 7.06 Inspection of Books. The Board of Directors shall have power to keep the books, documents and accounts of the Corporation outside of the State of Delaware, except as otherwise expressly provided by law. Except as authorized by the Board of Directors, or provided by law, no stockholder shall have any right to inspect any books, document or account of the Corporation, and the Board of Directors may determine whether and to what extent and at what times and places and under what conditions and regulations the books, documents and accounts of the Corporation (other than the original stock ledger), or any of them, shall be open to the inspection of stockholders.

Section 7.07 Amendment of Bylaws. Except as set forth below, these Bylaws may be amended, altered or repealed and new Bylaws adopted by the affirmative vote of the holders of at least a majority of the voting power of shares of stock issued and outstanding and entitled to vote generally in the election of directors (voting together as a single class) at a meeting of the stockholders, provided notice of the proposed amendment, alteration or new Bylaws shall be included in the notice of the meeting. Except as set forth below, the Board of Directors, by a majority vote of the Board of Directors then in office at any meeting, may amend these Bylaws, including any bylaw adopted by the stockholders, provided that the stockholders may from time to time specify particular provisions of the Bylaws which shall not be amended by the Board of Directors.

Section 7.08 Section Headings. The headings of the Articles and Sections of these Bylaws are inserted for convenience or reference only and shall not be deemed to be a part thereof or used in the construction or interpretation thereof.

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